EXHIBIT 99.1

For information, contact: Steven S. Skalicky
                                        (212) 365-2040

TRANSATLANTIC HOLDINGS, INC. ANNOUNCES
SECOND QUARTER RESULTS

Book Value Per Share Increases 6.9% in the Quarter

     New York, N.Y., July 27, 2009 - Transatlantic Holdings, Inc. (NYSE: TRH) today reported financial results for the second quarter and six months ended June 30, 2009. The results include net income for the second quarter of $112 million, or $1.68 per common share (diluted), compared to $90 million, or $1.34 per common share (diluted), in the second quarter of 2008. Book value per share increased 6.9% in the quarter, reaching a record high of $53.47 at June 30, 2009.

     TRH’s net operating income for the second quarter of 2009 was $129 million, or $1.93 per common share (diluted), remaining level with the second quarter of 2008.

     Commenting on the quarter, Robert F. Orlich, President and Chief Executive Officer, said, “Book value per share grew significantly during the quarter as a result of strong earnings and the positive momentum reflected in certain financial markets compared with earlier this year. The quarter’s earnings benefited from benign catastrophe loss activity and a generally positive underwriting environment, particularly in catastrophe exposed classes.

     “In June, the uncertainty surrounding the majority ownership of Transatlantic’s common stock was successfully resolved with the completion of a secondary public offering of our shares owned by AIG companies. Such AIG companies now own approximately 13.9% of Transatlantic’s outstanding shares.

     “With operations on six continents, we are well-positioned in the marketplace and our financial condition is strong. We are excited about our future, grateful to our clients, brokers and staff who supported us through this period of uncertainty, and proud of our long and rich history, which we will continue to build upon as we move ahead.”

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Other highlights in the second quarter of 2009 include:

  Annualized operating ROE of 15.0% based on second quarter results; GAAP basis annualized ROE of 13.1%.

  Combined ratio of 93.6%, on the strength of improved underwriting performance in domestic operations. Catastrophe costs and loss reserve development were insignificant in the quarter.

  Net premiums written of $1.01 billion, up 1.8% over the prior year; excluding the impact of foreign exchange, net premiums written would have increased 6.5% over the prior year quarter.

  Net operating cash flow of $231 million.

  Net investment income of $111 million, a decline of 7.7% compared to the year ago quarter, principally as a result of a decline in income from alternative investments.

  Realized net capital losses of $25 million, including $20 million representing other-than-temporary impairment losses charged to earnings which related to equities and fixed maturities.

  Net loss and loss adjustment expense reserves increased $281 million during the quarter, bringing the amount of such reserves to $7.64 billion at June 30, 2009. $210 million of such increase was due to foreign exchange.

  At quarter end, consolidated investments and assets totaled $10.96 billion and $14.08 billion, respectively; stockholders’ equity totaled $3.55 billion.

  In June, AIG companies sold through a secondary public offering 29.9 million shares of TRH common stock, including the full exercise of the underwriters’ overallotment option. None of the proceeds of the offering were received by TRH. Such AIG companies now own approximately 13.9% of TRH’s outstanding common shares.

     For the first six months of 2009, net income totaled $188 million, or $2.81 per common share (diluted), compared to $205 million, or $3.08 per common share (diluted), for the first six months of 2008. Net operating income for the first six months of 2009 decreased 6.7% to $237 million, or $3.55 per common share (diluted), compared to $254 million, or $3.80 per common share (diluted), for the first six months of 2008. The decline in net income and net operating income for the six month period was primarily due to lower net investment income year-over-year.

     On April 1, 2009, TRH adopted Financial Accounting Standards Board Staff Position No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP 115-2”). Other-than-temporary impairments of fixed maturities recorded subsequent to the adoption of FSP 115-2 are separated into two components: 1) a loss portion due to credit impairment that is included in the determination of net income; and 2) a loss portion attributable to all other factors that is recorded in other comprehensive income. Accounting for other-than-temporary impairments of investments other than fixed maturities was not affected. In accordance with the new standard, prior periods were not restated. In addition, adoption of FSP 115-2 resulted in a reclassification of $91 million, net of tax, from retained earnings to accumulated other comprehensive loss, with no net effect on stockholders’ equity.

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Caution concerning forward-looking statements:

     This press release contains forward-looking statements, including management’s beliefs about financial, credit and industry market conditions and expectations regarding the aggregate net impact on TRH’s operating results from recent catastrophe losses, within the meaning of the U.S. federal securities laws. These forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks. Please refer to TRH’s Annual Report on Form 10-K for the year ended December 31, 2008 and TRH’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 as well as its other filings and reports filed with or furnished to the Securities and Exchange Commission for a description of the business environment in which TRH operates and the important factors, risks and uncertainties that may affect its business and financial results. If any assumptions or opinions prove incorrect, any forward-looking statements made on that basis may also prove materially incorrect. TRH is not under any obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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     The Company will host a conference call on Tuesday, July 28, 2009 at 11:00 a.m. (ET) to discuss second quarter 2009 results. The call will be webcast live on the Internet — available though the Investor Information-Earnings Information section of TRH’s website at www.transre.com. The live conference call can also be accessed by dialing 866-788-0541 (in the U.S.) or 857-350-1679 (International). The passcode for the conference call is 18362713.

     Please refer to the Investor Information-Earnings Information section of TRH’s website at www.transre.com for a copy of the second quarter 2009 Financial Supplement which includes additional information on the Company’s financial performance.

     After the completion of the call, an archived webcast will be available in the Investor Relations section of TRH’s website until mid-October 2009. A replay of the call will also be available until August 4, 2009 by dialing 888-286-8010 (in the U.S.) or 617-801-6888 (International). The passcode to access the replay is 63103092.

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     Transatlantic Holdings, Inc. (TRH) is a leading international reinsurance organization headquartered in New York, with operations on six continents. Its subsidiaries, Transatlantic Reinsurance Company®, Trans Re Zurich and Putnam Reinsurance Company, offer reinsurance capacity on both a treaty and facultative basis — structuring programs for a full range of property and casualty products, with an emphasis on specialty risks.

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     The financial information in this earnings release includes performance measures called Net Operating Income (“NOI”), NOI Per Common Share (diluted) and Annualized Operating Return on Equity (“Annualized Operating ROE”) which are based on a methodology other than generally accepted accounting principles in the United States (“GAAP”). NOI is defined as GAAP net income excluding realized net capital (losses) gains and gain on early extinguishment of debt, net of taxes. NOI Per Common Share (diluted) represents NOI divided by average common shares outstanding on a diluted basis. GAAP annualized return on equity is defined as GAAP net income divided by the average of beginning and ending stockholders’ equity multiplied by four (for the three month periods) or two (for the six month periods). Annualized Operating ROE is defined as NOI divided by the average of beginning and ending stockholders’ equity multiplied by four (for the three month periods) or two (for the six month periods). TRH uses these measures in analyzing its performance as these measures focus on the core fundamentals of the Company’s operations. While TRH considers realized capital gains and losses and the gain on early extinguishment of debt as an integral part of its business and results, such items are not indicative of the core fundamentals of the Company’s operations. TRH believes these measures are of interest to the investment community because they provide additional meaningful methods of evaluating certain aspects of TRH’s operating performance from period to period on bases that are not otherwise apparent under GAAP. These non-GAAP measures, namely, NOI, NOI Per Common Share (diluted) and Annualized Operating ROE should not be viewed as substitutes for GAAP net income, GAAP net income per common share and GAAP annualized return on equity, respectively. Reconciliations of NOI, NOI Per Common Share (diluted) and Annualized Operating ROE to GAAP net income, GAAP net income per common share on a diluted basis and GAAP annualized return on equity, respectively, the most directly comparable GAAP measures, are included later in this press release.

     The combined ratio and its components, as well as net loss and loss adjustment expense reserves, are presented in accordance with principles prescribed or permitted by insurance regulatory authorities, as these are standard measures in the insurance and reinsurance industries. TRH’s loss ratio represents net losses and loss adjustment expenses incurred expressed as a percentage of net premiums earned. The underwriting expense ratio represents the sum of net commissions and other underwriting expenses expressed as a percentage of net premiums written. The combined ratio represents the sum of the loss ratio and the underwriting expense ratio. Net loss and loss adjustment expense reserves represent unpaid losses and loss adjustment expenses, net of related reinsurance recoverable.

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Transatlantic Holdings, Inc. and Subsidiaries
Consolidated Financial Data

Statement of Operations Data:
	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2009	2008	Change	2009	2008	Change
	(in thousands, except per share data)
Revenues:
Net premiums written	$1,006,340	$988,524	1.8%	$2,053,442	$2,024,137	1.4%
Decrease (increase) in net unearned premiums	21,928	34,171		(48,643)	15,747
Net premiums earned	1,028,268	1,022,695	0.5	2,004,799	2,039,884	(1.7)
Net investment income	111,201	120,493	(7.7)	221,019	237,702	(7.0)
Realized net capital losses:
Total other-than-temporary impairments	(20,763)	(68,767)		(66,236)	(78,225)
Less: other-than-temporary impairments
recognized in other comprehensive
income (loss)	472	-		472	-
Other-than-temporary impairments
charged to earnings	(20,291)	(68,767)		(65,764)	(78,225)
Other realized net capital (losses) gains	(5,194)	8,899		(20,292)	3,306
Total realized net capital losses	(25,485)	(59,868)		(86,056)	(74,919)
Gain on early extinguishment of debt	-	-		9,878	-
Total revenues	1,113,984	1,083,320	2.8	2,149,640	2,202,667	(2.4)

Expenses:
Net losses and loss adjustment expenses	683,847	680,626		1,353,661	1,356,055
Net commissions	236,945	240,562		481,133	497,303
Other underwriting expenses	35,817	33,892		68,543	64,216
Decrease (increase) in deferred acquisition costs	3,728	5,296		(13,637)	(508)
Interest on senior notes	9,933	10,858		20,295	21,716
Other, net	6,103	5,205		11,758	11,785
Total expenses	976,373	976,439		1,921,753	1,950,567

Income before income taxes	137,611	106,881	28.8	227,887	252,100	(9.6)
Income taxes	25,327	17,148		40,367	46,714
Net income	$112,284	$89,733	25.1	$187,520	$205,386	(8.7)

Net income per common share:
Basic	$1.69	$1.35	24.9%	$2.83	$3.10	(8.9	) %
Diluted	1.68	1.34	25.1	2.81	3.08	(8.6)

Cash dividends per common share	$0.20	$0.19	5.3	$0.39	$0.35	11.4

Weighted average common shares outstanding:
Basic	66,371	66,253		66,368	66,247
Diluted	66,803	66,780		66,690	66,792

Ratios:
Loss	66.5%	66.5%		67.5%	66.5%
Underwriting expense	27.1	27.8		26.8	27.7
Combined	93.6	94.3		94.3	94.2

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Transatlantic Holdings, Inc. and Subsidiaries
Consolidated Financial Data
As of June 30, 2009 and December 31, 2008

Balance Sheet Data:
	2009	2008
	(in thousands, except share data)
ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost (fair value: 2009-$1,240,150; 2008-$1,210,432)	$1,216,442	$1,218,603
Available for sale, at fair value (amortized cost: 2009-$8,841,672; 2008-$8,294,813)	8,658,533	8,013,071
Equities, available for sale, at fair value:
Common stocks (cost: 2009-$428,680; 2008-$479,714)	450,993	425,645
Nonredeemable preferred stocks (cost: 2009-$48,923; 2008-$102,804)	47,574	98,230
Other invested assets	259,696	243,795
Short-term investments, at cost (approximates fair value)	331,374	230,213
Total investments	10,964,612	10,229,557
Cash and cash equivalents	333,844	288,920
Accrued investment income	145,485	141,563
Premium balances receivable, net	672,577	665,187
Reinsurance recoverable on paid and unpaid losses and loss adjustment expenses	813,973	790,499
Deferred acquisition costs	259,050	239,610
Prepaid reinsurance premiums	97,289	84,238
Deferred income taxes	598,144	692,345
Other assets	199,533	245,019
Total assets	$14,084,507	$13,376,938

LIABILITIES AND STOCKHOLDERS' EQUITY
Unpaid losses and loss adjustment expenses	$8,424,403	$8,124,482
Unearned premiums	1,307,313	1,220,133
5.75% senior notes due December 14, 2015:
Related Parties	448,444	448,346
Other	248,597	273,897
Other liabilities	106,459	111,860
Total liabilities	10,535,216	10,178,718

Preferred Stock, $1.00 par value; shares authorized: 5,000,000; none issued	-	-
Common Stock, $1.00 par value; shares authorized: 100,000,000;
shares issued: 2009-67,364,724; 2008-67,353,258	67,365	67,353
Additional paid-in capital	267,051	268,027
Accumulated other comprehensive loss	(157,818)	(257,690)
Retained earnings	3,394,612	3,142,449
Treasury Stock, at cost: 988,900 shares of common stock	(21,919)	(21,919)
Total stockholders' equity	3,549,291	3,198,220
Total liabilities and stockholders' equity	$14,084,507	$13,376,938

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Transatlantic Holdings, Inc. and Subsidiaries
Consolidated Financial Data

Condensed Cash Flow Data:
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(in thousands)

Net cash provided by operating activities	$231,209	$209,289	$475,793	$493,427

Cash flows from investing activities:
Proceeds of fixed maturities available for sale sold	64,779	667,867	350,426	1,349,133
Proceeds of fixed maturities available for sale redeemed or matured	141,242	227,158	255,577	460,252
Proceeds of equities available for sale sold	450,111	220,111	565,524	457,142
Purchase of fixed maturities available for sale	(292,089)	(940,329)	(902,670)	(2,058,281)
Purchase of equities available for sale	(448,192)	(223,349)	(540,624)	(478,216)
Net sale (purchase) of other invested assets	210	(24,250)	(24,784)	(23,178)
Net sales in securities lending invested collateral	-	408,717	-	438,556
Net purchase of short-term investments	(109,267)	(8,584)	(96,651)	(58,318)
Change in other liabilities for securities in course of settlement	(141,133)	(15,323)	15,282	4,535
Other, net	(13,711)	3,612	(28,863)	16,247
Net cash (used in) provided by investing activities	(348,050)	315,630	(406,783)	107,872

Cash flows from financing activities:
Net change in securities lending payable	-	(408,717)	-	(438,556)
Dividends to stockholders	(12,612)	(10,601)	(25,221)	(21,200)
Proceeds from common stock issued	(171)	6	(171)	381
Repurchase of senior notes	-	-	(15,479)	-
Other, net	(128)	939	(557)	696
Net cash used in financing activities	(12,911)	(418,373)	(41,428)	(458,679)

Effect of exchange rate changes on cash and cash equivalents	19,562	906	17,342	2,664

Change in cash and cash equivalents	(110,190)	107,452	44,924	145,284
Cash and cash equivalents, beginning of period	444,034	293,264	288,920	255,432
Cash and cash equivalents, end of period	$333,844	$400,716	$333,844	$400,716

Supplemental cash flow information:
Income taxes paid, net	$6,720	$56,953	$13,900	$78,503
Interest paid on senior notes	20,110	21,563	20,110	21,563

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Transatlantic Holdings, Inc. and Subsidiaries
Consolidated Financial Data

Comprehensive Income Data:
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(in thousands)

Net income	$112,284	$89,733	$187,520	$205,386

Other comprehensive income (loss):
Net unrealized appreciation (depreciation) of investments, net of tax:
Net unrealized holding gains (losses) of fixed maturities on which
other-than-temporary impairments were taken	(472)	-	(472)	-
Net unrealized holding gains (losses) on all other securities	125,752	(107,068)	230,693	(323,174)
Reclassification adjustment for losses included in net income	27,667	51,742	83,513	60,687
Deferred income tax (charge) benefit on above	(53,531)	19,362	(109,807)	91,870
	99,416	(35,964)	203,927	(170,617)

Net unrealized currency translation gain (loss), net of tax:
Net unrealized currency translation gain (loss)	50,355	(28,481)	(20,297)	58,226
Deferred income tax (charge) benefit on above	(17,624)	9,968	7,104	(20,379)
	32,731	(18,513)	(13,193)	37,847

Other comprehensive income (loss)	132,147	(54,477)	190,734	(132,770)

Comprehensive income	$244,431	$35,256	$378,254	$72,616

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Transatlantic Holdings, Inc. and Subsidiaries
Consolidated Financial Data

Reconciliation of Non-GAAP Measures:
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(dollars in thousands, except per share amounts)
Net income	$112,284	$89,733	$187,520	$205,386
Total realized net capital losses, net of tax	16,565	38,914	55,936	48,697
(Gain) on early extinguishment of debt, net of tax	-	-	(6,421)	-
Net operating income	$128,849	$128,647	$237,035	$254,083

Net income per common share (diluted)	$1.68	$1.34	$2.81	$3.08
Total realized net capital losses, net of tax	0.25	0.59	0.84	0.72
(Gain) on early extinguishment of debt, net of tax	-	-	(0.10)	-
Net operating income per common share (diluted)	$1.93	$1.93	$3.55	$3.80

GAAP annualized return on equity	13.1%	10.6%	11.1%	12.2%
Total realized net capital losses, net of tax	1.9	4.6	3.4	2.8
(Gain) on early extinguishment of debt, net of tax	-	-	(0.4)	-
Annualized operating return on equity	15.0%	15.2%	14.1%	15.0%